Exhibit (d)(8)

Schedule A

Trusts and Portfolios Covered by the Sub-Advisory Agreement, dated as of December 1, 2014,

between

FMR Co., Inc.

and

Fidelity Management & Research (Japan) Limited

Name of Trust	Name of Portfolio	Type of Fund	Effective Date
Fidelity Hanover Street Trust	Fidelity Emerging Markets Debt Central Fund	Equity	01/19/2011

Agreed and Accepted

as of December 1, 2014

FMR Co., Inc.	Fidelity Management & Research (Japan) Limited

By: /s/William E. Dailey By: /s/William E. Dailey

Name: William E. Dailey Name: William E. Dailey

Title: Treasurer Title: Treasurer